Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Exhibit 10.48

EXECUTION VERSION

Zuffa Parent, LLC

6650 S. Torrey Pines Dr.

Las Vegas, NV 89118

Ariel Emanuel

c/o William Morris Endeavor Entertainment, LLC

9601 Wilshire Boulevard, Third Floor

Beverly Hills, CA 90210

April 1, 2019

Re: Specified Profits Member Agreement – Issuance of Profits Units

Dear Ariel:

This agreement (the “Agreement”) is being entered into between you and Zuffa Parent, LLC, a Delaware limited liability company (the “Company”), in order to set forth the terms and conditions of your equity arrangements with the Company effective as of the date first written above (the “Date of Grant”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Company’s Second Amended and Restated Limited Liability Company Agreement dated as of August 18, 2016 (as may be amended, supplemented, modified or restated from time to time, the “Company LLC Agreement”).

The award set forth herein is designed to compensate you for your continued services to Zuffa Parent or its Subsidiaries (collectively, the “Zuffa Group”) by providing you with an interest in the appreciation of the Zuffa Group with respect to the period following the Date of Grant.

The parties hereto hereby acknowledge and agree that pursuant to, and in accordance with, the Zuffa Parent LLC Agreement: (i) you are hereby awarded 23,070.97 “partial catch-up” Profits Units (and which Profits Units shall be considered “Partial Catch-Up Profits Units” under the Company LLC Agreement), which have a Distribution Threshold of $2,055.81 per unit and (ii) that you are designated as a Specified Profits Member. 100% of the Profits Units are fully vested, non-forfeitable and non-redeemable as of the Date of Grant. The Profits Units granted to you hereunder will “catch-up” on distributions or, solely to the extent in connection with a sale of Equity Securities of the Company or other book-up event of the Company, appreciation from and after such Distribution Threshold is met so that, assuming sufficient distributions or appreciation, such Profits Units will “catch-up” and receive the same economics in any applicable distribution under the terms of the Zuffa Parent LLC Agreement that they would have received if such Profits Units had a Distribution Threshold of $1,000 per unit. To the extent such Profits Units are booked up in accordance with Section 4.02(v) of the Company LLC Agreement, such booked-up Profits Units shall participate in current distributions (other than tax distributions) thereafter solely if approved by the Board (unless aggregate current distributions after such book-up exceed the Distribution Threshold, in which case such Profits Units shall participate in current distributions notwithstanding the approval of the Board).

You and the Company hereby agree that, upon an IPO, you shall provide your written consent to have the Profits Units issued to you under this Agreement that, based on the total equity value of the Company implied by the offering price of a share of common stock of the IPO Entity to the public in such IPO, will receive the same economics that they would have received if such Profits Units had a Distribution Threshold equal to the applicable “catch-up” Distribution Threshold of such Profits Units, be converted, recapitalized, reclassified, redeemed or otherwise exchanged into Class A Common Units of the Company in connection with such IPO.

This Agreement, together with the Company LLC Agreement and any other documents which may be entered into between you, on the one hand, and Zuffa Parent, on the other hand, on and after the Date of Grant, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations, discussion and preliminary agreements. This Agreement may not be amended except in writing executed by the parties hereto. For the avoidance of doubt, this Agreement does not modify the terms of that certain Profits Units Award Agreement, dated as of March 13, 2019, by and between Zuffa Parent and you.

You further acknowledge and agree that, as a condition subsequent to the issuance of the Profits Units, you will execute and deliver a timely and valid election under Section 83(b) of the Internal Revenue Code of 1986, as amended, in substantially the forms attached hereto as Annex A (the “83(b) Election”), to both the Internal Revenue Service and the Company within thirty (30) days of the Date of Grant.

This Agreement constitutes a valid and binding contract, and shall be governed by and interpreted in accordance with the internal laws of the State of Delaware applicable to contracts entered into and wholly performed in said state. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision and each party hereto therefore waives the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Upon the occurrence of any dispute or disagreement between the parties hereto arising out of or in connection with any term of this Agreement, the subject matter hereof, or the interpretation or enforcement hereof, the parties shall comply with the dispute resolution procedure set forth in Section 11.06 and 11.08 of the Company LLC Agreement.

Each of the parties hereby acknowledges the receipt and sufficiency of the consideration for the covenants and agreements set forth herein.

This Agreement may be executed in any number of counterparts and by facsimile, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement

Please indicate your acceptance of the terms of this Agreement by signing this agreement in the space provided below, whereupon this agreement shall become binding upon the parties hereto.

{signature page follows}

2

Very truly yours,

ZUFFA PARENT, LLC

By:	/s/ Jason Lublin
Authorized Signatory

Accepted and agreed as of the

date first set forth above:

/s/ Ariel Emanuel
Ariel Emanuel

ANNEX A

ZUFFA PARENT, LLC

Section 83(b) Election

Background Information

Attached are materials which may be used to make an election under Section 83(b) (“Section 83(b) Election”) of the Internal Revenue Code with respect to your acquisition of Profits Units (the “Company Interest”) of Zuffa Parent, LLC, a Delaware limited liability company (the “Company”). (For tax purposes, your Company Interest is treated as an interest in a partnership.) One copy of the election (along with the letters to the Company and the Internal Revenue Service) must be provided to Anna Goldfarb at the Company and the Internal Revenue Center (please see the attached chart for the appropriate Internal Revenue Service Center) (by overnight FedEx or UPS) no later than 30 days following the Date of Grant.

The Profits Unit Agreement pursuant to which your Profits Units will be acquired requires you to make a Section 83(b) Election with respect to the Profits Units. The purpose of the Section 83(b) Election is to make sure that you are treated for tax purposes as owning your Profits Units on the Date of Grant. Otherwise, you might be treated as receiving a portion of your Profits Units on each applicable vesting date, and you would then be required to recognize ordinary compensation income on each vesting date, in amounts equal to the fair market value of the portion of your Profits Units that vests on each vesting date (minus what you paid for that portion, which in this case is $0).

By making the Section 83(b) Election you are electing to be taxed as of the Date of Grant on the value of the Company Interest you received on the Date of Grant in excess of the amount you paid. The Company believes that the fair market value of your Company Interest should be equal to $0 on the Date of Grant and therefore will not be reporting you as having any compensation income on account of the transfer on the Date of Grant and your related Section 83(b) Election. You should consult your own tax advisor in these matters.

SECTION 83(b) ELECTION INSTRUCTIONS ZUFFA PARENT, LLC

To make an election under Section 83(b) of the Internal Revenue Code in connection with your receipt, for tax purposes, of Profits Units representing an interest in Zuffa Parent, LLC (the “Company”), you should add your Social Security Number and address, and date and sign the enclosed Section 83(b) Election Form and mail (by overnight FedEx or UPS) as indicated no later than 30 days after the Date of Grant.

1.

One copy of the signed Section 83(b) Election Form should be mailed to the appropriate Internal Revenue Service Center (please see the attached chart for the appropriate Internal Revenue Service Center), certified mail, return receipt requested, using the attached letter, which you should sign and date.

2.

One copy of the signed Section 83(b) Election Form should be mailed to the Company, using the attached letter to Anna Goldfarb, who is authorized to receive the copy on behalf of all of the persons entitled to receive a copy of the election (as described in Section 8 of the Section 83(b) Election Form).

3.	One copy of the Section 83(b) Election Form should be retained by you for your records.

4.

If you are not the transferee of the property—for example, if the property was transferred to a family trust—then you are also obliged to provide a copy of your Section 83(b) Election to the transferee of the property within 30 days of the Date of Grant.

IRS SERVICE CENTERS

for

83(b) Election Forms

(Based on filing locations for individual Federal Income Tax Returns filed in 2019)

Questions: 1-800-829-1040

If your tax residence is:
Alabama, Georgia, Kentucky, New Jersey, North Carolina, South Carolina, Tennessee, Virginia	Department of the Treasury Internal Revenue Service Kansas City, MO 64999-0002

Florida, Louisiana, Mississippi, Texas	Department of the Treasury Internal Revenue Service Austin, TX 73301-0002

Alaska, Arizona, California, Colorado, Hawaii, Idaho, New Mexico, Nevada, Oregon, Utah, Washington, Wyoming	Department of the Treasury Internal Revenue Service Fresno, CA 93888-0002

Arkansas, Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Montana, Nebraska, North Dakota, Ohio, Oklahoma, South Dakota, Wisconsin	Department of the Treasury Internal Revenue Service Fresno, CA 93888-0002

Delaware, Maine, Massachusetts, Missouri New Hampshire, New York, Vermont	Department of the Treasury Internal Revenue Service Kansas City, MO 64999-0002

Connecticut, District of Columbia, Maryland, Pennsylvania, Rhode Island, West Virginia	Department of the Treasury Internal Revenue Service Ogden, UT 84201-0002

A foreign country, U.S. possession or territory*, or use an APO or FPO address, or file Form 2555, 2555-EZ, or 4563, or are a dual-status alien	Department of the Treasury Internal Revenue Service Austin, TX 73301-0215 USA

*

Permanent residents of Guam should use: Department of Revenue and Taxation, Government of Guam, P.O. Box 23607, GMF, GU 96921; permanent residents of the Northern Mariana Islands should use: Department of Finance, Division of Revenue and Taxation, Commonwealth of the Northern Mariana Islands, P.O. Box 5234, CHRB Saipan, MP 96950; permanent residents of the Virgin Islands should use: V.I. Bureau of Internal Revenue, 6115 Estate Smith Bay, Suite 225, St. Thomas, VI 00802.

SECTION 83(b) ELECTION FORM

ELECTION PURSUANT TO SECTION 83(b)

This election is being made pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.83-2 promulgated thereunder.

1.	Taxpayer’s name:	Ariel Emanuel

Address:

	Social Security Number:	- -

2.	Property with respect to which the election is made:

Profits Units, representing an interest, treated for tax purposes as a partnership interest (the “Company Interest”), in Zuffa Parent, LLC (the “Company”), a Delaware limited liability company treated for tax purposes as a partnership. The Company Interest represents a membership interest in the Company as further described in the Amended and Restated Limited Liability Company Agreement of Zuffa Parent, LLC (the “LLC Agreement”) and as amended and restated from time to time thereafter.

3.	Date on which property was transferred:

4.	Taxable year for which such election is made: 2019

5.	Nature of the restriction or restrictions to which the property is subject:

The Company Interest may not be transferred, except as expressly provided in the LLC Agreement, or as approved by the managing member of the Company. In addition, the Company Interest may under certain circumstances be subject to a requirement that the Company Interest be sold in connection with certain sales of the Company.

6.	The fair market value of the property at the time of transfer:

The fair market value of the Company Interest at the time of transfer was $0, determined (i) without regard to lapse restrictions and (ii) in accordance with the principles set forth in Revenue Procedures 93-27 and 2001-43.

7.	The amount paid for such property: $0

8.

In accordance with Treasury Regulations Section 1.83-2(d): Taxpayer has submitted a copy of this statement to the person(s) for whom services were performed (the Company and/or its subsidiaries). In addition, if the property was transferred to a person other than the Taxpayer-service provider (for example, if the property was transferred to a trust established by the Taxpayer for his family), Taxpayer has submitted a copy of this statement to the transferee of such property.

Dated:                     , 2019

Ariel Emanuel

Ariel Emanuel

                                         1

                             , 2019

Department of the Treasury

Internal Revenue Service

         Re: Ariel Emanuel—SSN:             -             -

Dear Sir or Madam:

Pursuant to Treasury Regulations Section 1.83-2(c) promulgated under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), enclosed please find an election under Section 83(b) of the Code.

Sincerely,

Ariel Emanuel

Enclosure

[1]	Insert your address.

Ariel Emanuel

                                         2

                                 , 2019

Zuffa Parent, LLC

c/o WME Entertainment Parent, LLC

9601 Wilshire Boulevard, 3rd Floor

Beverly Hills, CA 90210

Attention: Anna Goldfarb

Re: Ariel Emanuel—Section 83(b) Election

Dear Anna:

Pursuant to Treasury Regulations Section 1.83-2(d) promulgated under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), enclosed please find a copy of an election under Section 83(b) of the Code. This notice is hereby given to Zuffa Parent, LLC, for itself, and for its subsidiaries.

Sincerely,

Ariel Emanuel

Enclosure

[2]	Insert your address.